Press
Release

Contact:                 Mark E. Patten, Sr. Vice President and CFO
mpatten@ctlc.com
Phone:                    (386) 944-5643
Facsimile:               (386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. REPORTS SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2013 OPERATING RESULTS AND EARNINGS

DAYTONA BEACH, FLORIDA, July 24, 2013. Consolidated-Tomoka Land Co. (NYSE MKT: CTO) today announced its operating results and earnings for the second quarter and six months ended June 30, 2013.

OPERATING RESULTS

Operating results for the second quarter ended June 30, 2013 (compared to the same period in 2012):

●	Net income was $0.04 per share, a decrease of $0.06 per share;

●	The quarter results were impacted by an impairment loss of approximately $616,000 on 6.23 acres of land, an impact of $0.07 per share, in connection with a contract to sell 3.21 of the acres;

●	Revenue from Income Properties totaled approximately $3.3 million, an increase of 48.6%;

●	Revenue from Real Estate Operations totaled approximately $303,000, a decrease of 67.4%, the second quarter of 2012 included approximately $618,000 in revenue from a land transaction;

●	Revenue from Golf Operations increased by 4.8% to $1.3 million, while net operating losses were approximately $113,000, a 38.2% improvement;

●	Agriculture and other income generated a loss of approximately $25,000, a 57.9% improvement; and

●	The weighted average lease duration of our income property portfolio equaled 10.28 years as of June 30, 2013, up from 10.10 years as of June 30, 2012.

Operating results for the six months ended June 30, 2013 (compared to the same period in 2012):

●	Net income was $0.10 per share, a decrease of $0.09 per share;

●	The six months results were impacted by the impairment loss of approximately $616,000 on the 6.23 acres of land, an impact of $0.07 per share;

●	Revenue from Income Properties totaled approximately $6.4 million, an increase of 47.0%;

●	Revenue from Real Estate Operations totaled approximately $641,000, a decrease of 67.9%;

●
The operating results for the six months ended June 30, 2012 included approximately $730,000 in revenue from real estate operations in resolution of the Dunn Avenue extension obligation, of which $570,000 was non-cash;

●	Revenue from Golf Operations increased by 7.5% to $2.8 million, while net operating losses were approximately $55,000, an 82.3% improvement; and

●	Agriculture and other income generated net operating income of approximately $42,000 versus a net operating loss of approximately ($87,000) during the six months in 2012, a 147.8% improvement.

OTHER HIGHLIGHTS

Other highlights for the quarter and six months ended June 30, 2013 include the following:

●	Declared and paid our semi-annual dividend of $0.03 per share, a 50% increase from 2012;

●	Sold one income property with a remaining lease term of less than 6 years for approximately $3.4 million resulting in a gain of approximately $503,000;

●	Paid down debt by approximately $5.5 million during the quarter utilizing cash generated by operations and the proceeds from the sale of one income property;

●	Golf memberships increased more than 20% from year end 2012 through the quarter ended June 30, 2013;

●
Debt totaled approximately $44.4 million at June 30, 2013, with approximately $52.0 million of available borrowing capacity on our credit facility, and total cash was approximately $1.3 million at June 30, 2013.

●
Received approximately $12,000 and $85,000 for impact fees for the quarter and six months ended June 30, 2013, respectively, versus $1,000 and $13,000 in the quarter and six months ended June 30, 2012, respectively.

Financial Results

Revenue
Total revenue for the quarter ended June 30, 2013 increased 12.3% totaling approximately $5.0 million, compared to approximately $4.4 million in the same period of 2012. The $0.6 million increase reflects approximately $1.1 million in additional revenue generated from our expanded income property portfolio, an increase of 48.6%, and an increase of 4.8% in revenue from our golf operations offset by a decrease in revenue from our real estate operations of approximately $627,000, as our results in the second quarter of 2012 included the sale of 16.6 acres of land.

Total revenue for the six months ended June 30, 2013 increased 10.8% totaling approximately $10.0 million, compared to approximately $9.0 million in the same period in 2012. The increase of $1.0 million reflects approximately $2.1 million in additional revenue generated from our expanded income property portfolio, an increase of 47.0%, and an increase of 7.5% or approximately $196,000 in revenue from our golf operations offset by a decrease in revenue from our real estate operations of approximately $1.4 million as our results in the second quarter of 2012 included the sale of 16.6 acres of land and approximately $730,000 recognized in connection with the resolution of the Dunn Avenue obligation.

Net Income (Loss)
Net income for the quarter ended June 30, 2013 was approximately $252,000, compared to net income of approximately $600,000 in the same period of 2012. Our results in 2013 benefited from approximately $543,000, or 12.3%, in increased revenues offset by an increase in operating expenses of approximately $1.1 million, or 30.1%, primarily related to an impairment charge of approximately $616,000, an increase of approximately $194,000 in depreciation and amortization, and an increase in property level expenses for two new income properties acquired in January 2013 that are base-stop leases. Net income for the quarter ended June 30, 2013, was $0.04 per share, compared to $0.10 per share during the same period in 2012. The impact of the impairment charge during the quarter ended June 30, 2013 was approximately $0.07 per share after tax. In addition, net income in the second quarter of 2012 benefited from approximately $191,000 of gains on the sale of agriculture equipment, or $0.02 per share after tax.

Net income for the six months ended June 30, 2013 was approximately $589,000, compared to net income of approximately $1.1 million in the same period of 2012. Our results in the six months ended June 30, 2013 benefited from approximately $970,000, or 10.8%, in increased revenues offset by an increase in operating expenses of approximately $1.6 million, or 22.8%, primarily related to an impairment charge of approximately $616,000, an increase of approximately $408,000 in depreciation and amortization, and an increase in property level expenses for two new income properties acquired in January 2013 that are base-stop leases. Net income for the six months ended June 30, 2013, was $0.10 per share, compared to $0.19 per share during the same period in 2012. The impact of the impairment charge during the quarter ended June 30, 2013 was approximately $0.07 per share, after tax while the performance of our stock price increased our stock compensation costs by approximately $178,000, or approximately $0.02 per share after tax, compared to the same period in 2012. In addition, net income in the second quarter of 2012 benefited from approximately $276,000 or $0.03 per share after tax, of gains on the sale of agriculture equipment.

Income Property Portfolio Update

On May 31, 2013, the Company sold its interest in the 13,905 square-foot building under lease to Walgreens, with a remaining term of less than six years, located in Kissimmee, Florida for $3.4 million, resulting in a gain of approximately $503,000 which was deferred as part of a 1031 transaction to acquire the property leased to Big Lots in Phoenix, Arizona.

Land Update

The development and investment activity for commercial and residential land in the Daytona Beach area remains active. Due diligence is continuing on the 3.4 acre pad site at the southeast corner of LPGA and Williamson Boulevards that we have under contract with a convenience store operator.  The closing is expected to occur in the fourth quarter of 2013. During the quarter ended June 30, 2013 we signed another contract to sell 3.21 acres of commercial land on the west side of Interstate 95 for approximately $540,000 or $168,000 per acre.  The closing of this transaction, if it occurs, is expected to be in the fourth quarter of 2013.  The site is part of a 6.23 acre site that we foreclosed on in 2009 and the approximate $616,000 impairment charge we took in the quarter principally reflects the difference between the contract price per acre on the 3.21 acres and our carrying value as of June 30, 2013.

We continue to see a variety of interest from developers and other parties regarding the acquisition of our land holdings, although there can be no assurance that any such interest or the aforementioned parcels under contract will result in completed transactions.

CEO and CFO Comments on Operating Results

Mark E. Patten, senior vice president and chief financial officer, stated, “We have seen continued growth in our cash flows  through additions to our income property portfolio during the first half of 2013 and notably from improvements in our golf operations particularly driven by the growth in golf membership.” Mr. Patten added, “Our operating results for the quarter and six month periods ended June 30, 2013 compare favorably to the same period a year ago, excluding the impairment charge of $0.07 per share, after tax, related to a land contract executed in April 2013 for acreage that was previously included in a 2007 sales transaction which we subsequently reacquired through foreclosure in 2009, and $570,000 of non-cash items in our 2012 earnings relating to the resolution of the Dunn Avenue extension obligation.”

John P. Albright, president and chief executive officer, stated, “We are pleased with our operating results, and we are encouraged by the signs of improving growth in the area’s economic activity as demonstrated by International Speedway Corporation’s  recent ground breaking on their estimated $400 million renovation of the Daytona International Speedway.” Mr. Albright continued, "We are seeing a direct impact from this area’s growth as evidenced by our executing another contract on a land parcel along the west side of I-95. The local and regional trends are favorable for continued economic activity, which we expect to benefit our Company.”

About Consolidated-Tomoka Land Co.
Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income properties in diversified markets in the United States, as well as over 10,000 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

Forward-Looking Statements
Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

The Company wishes to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for the quarter ended June 30, 2013, and thereafter include many factors that are beyond the Company’s ability to control or estimate precisely.  For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, please see the Company’s filings with the Securities and Exchange Commission, including, but not limited to the Company’s most recent Annual Report on Form 10-K for the year-ended December 31, 2012.  Copies of each filing may be obtained from the Company or the SEC.

While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Disclosures in this press release regarding the Company’s financial results for the second quarter and six months ended June 30, 2013 are preliminary and are subject to change in connection with the Company’s preparation and filing of its Quarterly Report on Form 10-Q for the quarter ended  June 30, 2013.  The financial information in this release reflects the Company’s preliminary results subject to completion of the quarter end review process.  The final results for the quarter may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of the consolidated financial statements.

CONSOLIDATED-TOMOKA LAND CO. CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30,	December 31,
	2013	2012
ASSETS
Cash and Cash Equivalents	$1,254,002	$1,301,739
Restricted Cash	233,589	—
Refundable Income Tax	824,550	239,720
Land and Development Costs	26,537,831	27,848,525
Intangible Assets – Net	6,127,641	4,527,426
Assets Held for Sale	—	3,433,500
Other Assets	8,708,495	8,254,399
	43,686,108	45,605,309

Property, Plant, and Equipment:
Land, Timber, and Subsurface Interests	15,226,101	15,194,901
Golf Buildings, Improvements, and Equipment	2,965,083	2,879,263
Income Properties, Land, Buildings, and Improvements	150,700,923	132,202,887
Other Furnishings and Equipment	920,703	906,441
Total Property, Plant, and Equipment	169,812,810	151,183,492
Less, Accumulated Depreciation and Amortization	(12,482,040)	(12,091,901)
Property, Plant, and Equipment – Net	157,330,770	139,091,591
TOTAL ASSETS	$201,016,878	$184,696,900

LIABILITIES
Accounts Payable	$184,622	$440,541
Accrued Liabilities	5,845,323	6,972,343
Accrued Stock-Based Compensation	258,802	265,311
Pension Liability	1,228,317	1,317,683
Deferred Income Taxes – Net	33,210,661	32,357,505
Notes Payable and Line of Credit	44,427,033	29,126,849
TOTAL LIABILITIES	85,154,758	70,480,232

Commitments and Contingencies

SHAREHOLDERS’ EQUITY
Common Stock – 25,000,000 shares authorized; $1 par value, 5,864,359 shares issued and 5,849,725 shares outstanding at June 30, 2013; 5,847,036 shares issued and 5,832,402 shares outstanding at December 31, 2012	5,764,792	5,726,136
Treasury Stock, at cost – 14,634 shares held at June 30, 2013 and December 31, 2012	(453,654)	(453,654)
Additional Paid In Capital	8,129,084	6,939,023
Retained Earnings	103,659,378	103,242,643
Accumulated Other Comprehensive Loss	(1,237,480)	(1,237,480)
TOTAL SHAREHOLDERS’ EQUITY	115,862,120	114,216,668
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$201,016,878	$184,696,900

CONSOLIDATED-TOMOKA LAND CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012
Revenues
Income Properties	$3,325,616	$2,238,516	$6,413,034	$4,361,777
Real Estate Operations	302,977	929,717	641,325	1,995,384
Golf Operations	1,312,826	1,253,079	2,777,511	2,582,658
Agriculture and Other Income	30,506	7,990	128,183	50,658
Total Revenues	4,971,925	4,429,302	9,960,053	8,990,477

Direct Cost of Revenues
Income Properties	(382,072)	(174,790)	(611,581)	(319,194)
Real Estate Operations	(184,263)	(223,957)	(305,741)	(388,775)
Golf Operations	(1,425,372)	(1,435,306)	(2,833,001)	(2,896,533)
Agriculture and Other Income	(55,085)	(66,332)	(86,454)	(137,890)
Total Direct Cost of Revenues	(2,046,792)	(1,900,385)	(3,836,777)	(3,742,392)

General and Administrative Expenses	(1,260,674)	(1,335,287)	(3,014,238)	(2,758,935)
Impairment Charges	(616,278)	—	(616,278)	—
Depreciation and Amortization	(714,199)	(520,035)	(1,430,908)	(1,022,489)
Gain on Disposition of Assets	—	190,564	—	275,564
Total Operating Expenses	(4,637,943)	(3,565,143)	(8,898,201)	(7,248,252)
Operating Income	333,982	864,159	1,061,852	1,742,225

Interest Income	225	367	391	367
Interest Expense	(468,596)	(152,362)	(806,128)	(322,602)
Loss on Early Extinguishment of Debt	—	—	—	(245,726)

Income (Loss) from Continuing Operations
Before Income Tax Expense	(134,389)	712,164	256,115	1,174,264
Income Tax (Expense) Benefit	56,193	(269,073)	(89,383)	(445,153)
Income (Loss) from Continuing Operations	(78,196)	443,091	166,732	729,111
Income from Discontinued Operations (Net of Tax)	329,966	156,495	422,083	364,876
Net Income	$251,770	$599,586	$588,815	$1,093,987

Per Share Information:
Basic and Diluted
Income (Loss) from Continuing Operations	$(0.02)	$0.08	$0.03	$0.13
Income from Discontinued Operations (Net of Tax)	0.06	0.02	0.07	0.06
Net Income	$0.04	$0.10	$0.10	$0.19

Dividends Declared and Paid	$0.03	$0.02	$0.03	$0.02

Return to 8K